Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXXX) pertaining to the Capital One Financial Corporation Amended and Restated Associate Stock Purchase Plan of Capital One Financial Corporation of our report dated February 28, 2008, with respect to the consolidated financial statements of Capital One Financial Corporation and the effectiveness of internal control over financial reporting of Capital One Financial Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

McLean, Virginia

May 30, 2008